SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|-| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
|x| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             Eskimo Pie Corporation
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X| No fee required

|_| $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

  1) Title of each class of securities to which transaction applies:


  2) Aggregate number of securities to which transaction applies:


  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11
     (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

  4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------

  5) Total fee paid:


--------------------------------------------------------------------------------

|_| Fee paid previously by written preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule
    O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1)  Amount Previously Paid:
  2)  Form Schedule or Registration Statement No.:
  3)  Filing Party:
  4)  Date Filed:

                        [ESKIMO PIE CORPORATION LOGO]



                                 August 9, 1999



Dear Fellow Shareholder:

        You are cordially invited to attend the Annual Meeting of Shareholders to be held on Wednesday, September 8, 1999, at 10:00 a.m. in the Auditorium of the Crestar Center, 919 East Main Street, Richmond, Virginia. Enclosed with this letter is a formal notice of the meeting, together with a proxy statement and proxy form. This Annual Meeting of Shareholders was previously scheduled for May 12, 1999. Any materials (including the proxy statement and proxy form) you received from the Company in connection with the previously scheduled May 12 meeting have been withdrawn and are no longer valid.

        Any Proxy Card You Previously Completed And Returned In Connection With The May 12, 1999, Annual Meeting Is No Longer Valid. You Must Fill Out A New Proxy Card If You Do Not Plan To Attend The September 8, 1999, Annual Meeting In Person But Want Your Vote To Be Counted.

        As you will see from the enclosed notice, you will be asked to elect seven directors to serve until the next Annual Meeting, to ratify the designation of independent auditors for 1999 and, if properly presented, to vote on two Bylaw amendments which may be proposed at the meeting by Yogen Fruz World-Wide Incorporated ("Yogen Fruz"), a shareholder. In addition to the formal agenda, we expect to report on the Company's business activities and to answer any questions properly brought before the meeting.

        You may have already received proxy solicitation materials from Yogen Fruz in connection with matters Yogen Fruz may present at the September 8 meeting. These matters are expected to be: a slate of directors chosen by Yogen Fruz; a Bylaw amendment relating to the Company's Shareholder Rights Plan; and a Bylaw amendment relating to shareholders' ability to call a special meeting of shareholders. The Board of Directors believes that these proposals are not in the best interests of the Company and its shareholders and urges you to vote against these proposals.

--------------------------------------------------------------------------
        Please sign, date and return the WHITE PROXY CARD in the enclosed postage-paid envelope to vote FOR your Board of Directors and AGAINST the Yogen Fruz Proposals. If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Corporate Investor Communications, Inc. toll-free at: 877-460-4351.
--------------------------------------------------------------------------

        If you do not plan to attend the meeting, please vote, sign, date and promptly return the enclosed proxy in the enclosed postage-paid envelope. By doing so, you will be sure that your shares will be represented and voted at the meeting. If you choose to attend the meeting, you may revoke your proxy and vote in person.

        YOUR VOTE IS VERY IMPORTANT NO MATTER HOW FEW OR HOW MANY SHARES YOU OWN! We encourage you to vote your shares as soon as possible.

        We look forward to seeing you if you are able to attend. Whether or not you attend, please sign, date and return the enclosed WHITE PROXY CARD in the postage-paid envelope provided to you. We hope you will enjoy our products and recommend them to your friends.

                                   Sincerely,



                                   /s/Arnold H. Dreyfuss

                                   Arnold H. Dreyfuss
                                   Chairman of the Board

                            ESKIMO PIE CORPORATION

                            ----------------------

                NEW! NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            ----------------------


                   TO BE HELD WEDNESDAY, September 8, 1999
                   (previously scheduled for May 12, 1999)

        The Annual Meeting of Shareholders of Eskimo Pie Corporation (the "Company") will be held on September 8, 1999, at 10:00 a.m. in the Auditorium of the Crestar Center, 919 East Main Street, Richmond, Virginia, for the following purposes:


1. To elect seven directors to serve until the 2000 Annual Meeting of Shareholders.

------------------------------------------------------------------------
               The Board of Directors recommends a vote FOR the election of the existing director nominees proposed for reelection by the Company, as described in the Company's proxy statement.
------------------------------------------------------------------------



2. To ratify the selection of Ernst & Young LLP as independent auditors for the current fiscal year.

------------------------------------------------------------------------
           The Board of Directors recommends a vote FOR this proposal.
------------------------------------------------------------------------



3. To vote on a proposal by Yogen Fruz World-Wide Incorporated, if properly presented, as described in the Company's proxy statement, relating to the adoption of a Bylaw amendment that would require the Board of Directors to put into effect any resolution adopted by the shareholders relating to the redemption or amendment of the Company's Shareholder Rights Plan.

-------------------------------------------------------------------------------
               The Board of Directors recommends a vote AGAINST this proposal.
-------------------------------------------------------------------------------



4. To vote on a proposal by Yogen Fruz World-Wide Incorporated, if properly presented, as described in the Company's proxy statement, relating to the ability of certain shareholders to call a special meeting of shareholders.

-------------------------------------------------------------------------------
               The Board of Directors recommends a vote AGAINST this proposal.
-------------------------------------------------------------------------------



5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on July 23, 1999, as the record date for determination of shareholders entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

                                       By Order of the Board of Directors,

                                         /s/Thomas M. Mishoe, Jr.

                                       Thomas M. Mishoe, Jr.
                                       Chief Financial Officer, Vice President,
                                       Treasurer and Corporate Secretary

August 9, 1999




        Please complete and return the enclosed NEW WHITE PROXY CARD in the postage-paid envelope that has been provided. (Any proxy card you previously completed in connection with the May 12, 1999, Annual Meeting DOES NOT COUNT.) If you attend the meeting in person, you may withdraw your proxy and vote your own shares.

             901 Moorefield Park Drive, Richmond, Virginia 23236

                            ESKIMO PIE CORPORATION

                          901 Moorefield Park Drive
                           Richmond, Virginia 23236
                         ----------------------------

                             NEW! PROXY STATEMENT
                         ----------------------------

                        ANNUAL MEETING OF SHAREHOLDERS
                              September 8, 1999


General
-------

        The enclosed proxy is solicited by the Board of Directors of Eskimo Pie Corporation (the "Company") for the Annual Meeting of Shareholders ("Annual Meeting") of the Company to be held Wednesday, September 8, 1999, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders or any adjournments or postponements thereof.

        ANY PROXY CARD YOU PREVIOUSLY COMPLETED IN CONNECTION WITH THE MAY 12, 1999, ANNUAL MEETING IS NO LONGER VALID. YOU MUST COMPLETE A NEW PROXY CARD IF YOU DO NOT ATTEND THE ANNUAL MEETING AND WANT YOUR VOTE TO BE COUNTED.

        The approximate mailing date of this Proxy Statement ("Proxy Statement") and the accompanying proxy form is August 9, 1999.

        A copy of the Company's Annual Report for the year ended December 31, 1998, is enclosed for those shareholders who have not already received one. If you have not previously received the Company's Annual Report for the year ended December 31, 1998 and do not find one included with this Proxy Statement, please notify the Company at the address set forth below and one will be sent to you free of charge. You may also obtain without charge a copy of the Company's 1998 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, exclusive of certain exhibits, by writing to the Corporate Secretary at 901 Moorefield Park Drive, Richmond, Virginia 23236. The 1998 Form 10-K may also be accessed on the worldwide web at www.cfonews.com/epie/.


Voting Rights and Revocability of Proxies
-----------------------------------------

        You are urged to sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope whether or not you attend the meeting. You have the right to revoke your proxy at any time prior to the Annual Meeting by submitting written notice to the Company, by submitting another proxy bearing a later date, or by attending the Annual Meeting and requesting to vote in person.

        Only those shareholders of record at the close of business on July 23, 1999, are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. The number of shares of the Company's Common Stock outstanding and entitled to vote as of the record date was 3,462,850. There are no other outstanding classes of voting securities of the Company. Each holder of a share of Common Stock is entitled to one vote per share on each matter presented at the Annual Meeting. Shareholders are not entitled to dissenters' rights in connection with any of the proposals described in this Proxy Statement.

        The presence of the holders of a majority of the issued and outstanding shares of Common Stock, in person or represented by duly executed proxies, at the Annual Meeting and entitled to vote is necessary to constitute a quorum for the vote at the Annual Meeting.

        With regard to the election of directors (Proposal One), votes may be cast in favor or withheld. If a quorum is present, the seven nominees for director receiving the highest number of affirmative votes shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect on the election of directors under Virginia law.

        If a quorum is present, the affirmative vote of the majority of the votes cast will be required under Virginia law to approve each other proposal. Abstentions and broker non-votes (shares held by brokers for customers which may not be voted on certain matters because the broker has not received specific instructions from the customer) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but are not counted as "cast" for purposes of determining whether any of these proposals has been approved. Therefore, an abstention or broker non-vote will have no legal effect with respect to these proposals.


Voting of Proxies
-----------------

        Yogen Fruz World-Wide Incorporated, a Canadian corporation ("Yogen Fruz"), has informed the Company that Yogen Fruz may appear at the Annual Meeting to nominate seven individuals for election to the Board of Directors in opposition to the Company's nominees for election and to make shareholder proposals concerning: (i) a Bylaw amendment that would require the Board to repeal or amend the Company's Shareholder Rights Plan upon a majority vote of the shareholders; and (ii) a Bylaw amendment that would allow holders of 15% of the outstanding shares of the Company's Common Stock to call a special meeting of shareholders (together, the "Yogen Fruz Proposals"). The Board of Directors is soliciting your vote FOR the Company's slate of nominees for election to the Board of Directors, FOR the ratification of the selection of Ernst & Young LLP as independent auditors for the 1999 fiscal year and AGAINST the Yogen Fruz Proposals. Unless contrary instructions are indicated on the proxy card, all shares represented by valid proxies received pursuant to this solicitation (and not revoked) will be voted FOR the election of all of the Company's nominees for director named in this Proxy Statement, FOR ratification of the selection of Ernst & Young LLP as independent auditors for 1999 and AGAINST the Yogen Fruz Proposals. If you specify a different choice on the proxy card, your shares will be voted as you have specified. Please do not return a proxy card sent to you by Yogen Fruz, even to vote against the Yogen Fruz nominees or Yogen Fruz's shareholder proposals. Please return only the enclosed WHITE PROXY CARD.


Method of Counting Votes
------------------------

        Votes will be counted and certified by an independent Inspector of Elections. Under SEC rules, boxes and a designated blank space are provided on the proxy card for you to mark if you wish to vote "for" or "against" or "abstain" from voting on one or more of the proposals, or to vote "for" or withhold authority to vote for one or more of the nominees for director.

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------

        The following table sets forth, as of June 30, 1999, the number and percentage of shares of the Company's Common Stock held by persons known to the Company to be the owners of more than five percent of the Company's issued and outstanding Common Stock, each of the Company's directors and nominees for director, the executive officers named in the Summary Compensation Table, and all of the Company's directors and executive officers as a group:



                                     Amount and Nature of         Percent of
                                    Beneficial Ownership       Common Stock
Name and Address of Beneficial Owner  of Common Stock(1)        Outstanding
------------------------------------  ------------------        -----------

Yogen Fruz World-Wide, Inc. (2)          587,700                17.0%
   Toronto, Canada

Peak Management, Inc. (3)                369,600                10.7%
   Boston, Massachusetts

Gabelli Funds, Inc. (4)                  245,700                 7.1%
   Rye, New York

Arnold H. Dreyfuss                        25,766 (5)(6)(7)          *
   Richmond, Virginia

Kimberly P. Ferryman                      13,498 (6)(7)             *
   Richmond, Virginia

Wilson H. Flohr, Jr.                       9,043 (5)(8)             *
   Richmond, Virginia

Craig L. Hettrich                          3,134 (6)(7)             *
   Richmond, Virginia

F. Claiborne Johnston, Jr.                 3,100 (5)(9)             *
   Richmond, Virginia

V. Stephen Kangisser                       7,691 (6)(7)             *
   Richmond, Virginia

David B. Kewer                            55,474 (6)(7)          1.6%
    Richmond, Virginia

Daniel J. Ludeman                          6,522 (5)                *
    Richmond, Virginia

Judith B. McBee                            3,043 (5)                *
   Richmond, Virginia

Thomas M. Mishoe, Jr.                     13,498 (6)(7)             *
   Richmond, Virginia

Robert C. Sledd                            1,416 (5)                *
   Richmond, Virginia

All Directors and Executive Officers     147,489 (5)(6)(7)       4.1%
as a Group  (12 persons)
----------------------------------------
* Beneficial ownership does not exceed one percent of the outstanding shares of Common Stock.

(1) Except to the extent that shares may be held in joint tenancy with a spouse or as otherwise indicated, each director or executive officer has sole voting and investment power with respect to the shares shown. The beneficial ownership shown for the three shareholders, other than directors and executive officers of the Company, is based upon the most recent filings received by the Company for such shareholders pursuant to Section 13(d) of the Securities Exchange Act of 1934 (Exchange Act).


(2) The Schedule 13D, dated December 10, 1998, filed by Yogen Fruz, as amended by Amendment Nos. 1, 2 and 3, filed December 17, 1998, July 1, 1999, and July 2, 1999, respectively, states that Yogen Fruz acquired the shares of the Company's Common Stock reflected in the filing with a view toward acquiring control of the Company for the purpose of thereafter causing the Company to take such actions as Yogen Fruz deems advisable, including a sale of all or part of the Company to a third party, a change in the management of the Company and/or a restructuring of the Company.

(3) Peak Management, Inc., Peak Investment Limited Partnership and Peter H. Kamin, have previously reported their holdings of the Company's Common Stock on Schedule 13G, which is permitted for institutional investors that certify passive investment intent with respect to such holdings. The holdings of the collective Peak entities are now reported on a Schedule 13D, dated November 30, 1998, which reflects their intention of engaging in discussions with the Company or other third parties about a possible sale or recapitalization of the Company or other change in control transaction in which they may participate. This filing indicates that Mr. Kamin has shared voting and dispositive power over all the shares of the Company's Common Stock reported as beneficially owned by the Peak entities in the preceding table.

(4) Amendment No. 11 to the Schedule 13D, dated January 14, 1999, for Gabelli Funds, Inc. reflects beneficial ownership of the reported shares of Company Common Stock by Gabelli Funds, Inc., GAMCO Investors, Inc., Gabelli Associates, Ltd. and Mario J. Gabelli and indicates that Mr. Gabelli directly or indirectly controls, or acts as Chief Investment Officer for, these various entities.

(5) Includes shares subject to presently exercisable stock options and shares of restricted and unrestricted stock granted to non-employee directors as compensation for board duties under the 1996 Incentive Stock Plan, as more fully described under "Compensation of Directors."

(6) Includes shares subject to presently exercisable stock options and/or shares of restricted stock as more fully described in the "Summary Compensation Table" and table of "Fiscal Year-End Option Values".

(7) Includes shares held by executive officers in the Company's 401(k) Savings Plan and/or Employee Stock Purchase Plan. Employees, exclusive of the executive officers, held 21,712 shares of Common Stock in these plans on June 30, 1999. Each participant in the respective plans has the right to instruct the plans' trustee with respect to the voting of shares allocated to his or her account.

(8) Includes 1,500 shares held by Mr. Flohr's wife; 2,000 shares held by Mr. Flohr's wife as trustee; and 200 shares held as custodian.

(9) Includes 400 shares held by, or for the benefit of, a family member living in Mr. Johnston's household, as to which shares Mr. Johnston disclaims beneficial ownership.


                     PROPOSAL ONE: Election of Directors

        Seven directors are to be elected at the Annual Meeting. The seven persons named below, each of whom currently serves as a director of the Company, will be nominated by the Company to serve as directors until the 2000 Annual Meeting or until their successors have been duly elected and have qualified. The persons named in the enclosed proxy will vote for the election of the nominees named below unless authority is withheld. If, for any reason, any of the persons named below should become unavailable to serve, an event which management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as the Board of Directors of the Company may designate.

        Biographical information follows for each of the Company's seven nominees for director. There are no family relationships among the directors or executive officers of the Company.

Vote Required and Board Recommendation
--------------------------------------

        With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the seven nominees for director receiving the highest number of affirmative votes shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect on the election of directors under Virginia law.

      Your Board of Directors recommends that you vote FOR the election to the Board of Directors of each of the Company's nominees set forth below.



          COMPANY'S NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS


                                  Director    Principal Occupation During Past Five Years;
 Name (Age)                        Since        Directorship in other Public Companies
 ----------                        -----        --------------------------------------
Arnold H. Dreyfuss (70)            1992      From   September  1996  through  March  1998,
                                             Chief  Executive   Officer  of  the  Company.
                                             Also,   President   of   Jupiter   Ocean  and
                                             Racquet  Club of Jupiter,  Florida;  formerly
                                             (1982   until   his   retirement   in  1991),
                                             Chairman  of the Board  and  Chief  Executive
                                             Officer  of   Hamilton   Beach/Proctor-Silex,
                                             Inc.,   a   small   appliance    manufacturer
                                             headquartered    in    Richmond,    Virginia;
                                             director of Mentor Growth Trust, Inc.

Wilson H. Flohr,  Jr. (52)         1992      Retired   Executive  Vice  President
                                             and  General  Manager  of  Paramount's  Kings
                                             Dominion,  a  regional  family  theme park in
                                             Doswell,  Virginia.  Prior to his  retirement
                                             in  January,  1999,  Mr.  Flohr had served in
                                             this  position  for  more  than  the  prior 5
                                             years.

F. Claiborne Johnston,  Jr. (56)   1992      Attorney-at-Law,   Partner   in  the
                                             law  firm  of  Mays  &  Valentine,   L.L.P.,
                                             Richmond, Virginia, since 1972.

David B. Kewer (44)                1997      Effective  March,  1998,  President and Chief
                                             Executive    Officer    of    the    Company.
                                             Previously,     beginning    March,     1997,
                                             President  and  Chief  Operating  Officer  of
                                             the  Company.  Formerly  (1993  until  1997),
                                             President  of Willy  Wonka Candy  Factory,  a
                                             subsidiary  of  Nestle  USA,  Inc.  From 1988
                                             through    1993,    various    senior   level
                                             positions   at   Drumstick   Co.   which  was
                                             acquired by Nestle in 1991.

Daniel J. Ludeman (41)             1997      Chairman  and  Chief  Executive   Officer  of
                                             Mentor  Investment  Group,  LLC, a Richmond,
                                             Virginia  based  asset  management  company,
                                             since  1991;   director  of  Mentor   Series
                                             Trust,  Mentor  Institutional  Trust, Mentor
                                             Income Fund,  Mentor Cash Resource Trust and
                                             American's Utility Fund.

Judith B. McBee (52)               1996      Senior   Vice    President,    Marketing   of
                                             Hamilton   Beach/   Proctor-Silex,   Inc.,  a
                                             small  appliance  manufacturer  headquartered
                                             in Richmond,  Virginia,  since January, 1997;
                                             previously    Executive    Vice    President,
                                             Marketing  (June,  1994  to  December,  1996)
                                             and      Executive      Vice       President,
                                             Sales/Marketing   (January,  1990,  to  June,
                                             1994), Hamilton Beach/Proctor-Silex, Inc.

Robert C. Sledd (46)               1998      Chairman  of  the  Board   (since   February,
                                             1995)  and  Chief  Executive  Officer  (since
                                             1987) of Performance  Food Group  Company,  a
                                             foodservice   distributor   headquartered  in
                                             Richmond,  Virginia;  director  of  SCP  Pool
                                             Corporation.

Board and Committee Meetings and Attendance
-------------------------------------------

        The Board of Directors held eleven meetings during the fiscal year ended December 31, 1998. All directors attended at least 90% of all meetings of the Board and committees on which they served.

        The Board has standing Executive, Compensation and Audit Committees. The Executive Committee has a wide range of powers, but its primary duty is to act, if necessary, between scheduled Board meetings. For such purpose, the Executive Committee possesses all the powers of the Board in management of the business and affairs of the Company except as otherwise limited by Virginia law. The Executive Committee did not meet or otherwise take action during the fiscal year ended December 31, 1998. Members of the Executive Committee are Messrs. Dreyfuss (Chairman), Flohr, Johnston and Kewer and Ms.
McBee.

        The Compensation Committee is responsible for setting and administering the policies and programs that govern both annual compensation for the Company's executive officers and employee stock ownership. During the fiscal year ended December 31, 1998, the Compensation Committee met three times. Members of the Compensation Committee are Messrs. Flohr (Chairman) and Sledd and Ms. McBee.

        The Audit Committee recommends the appointment of a firm of independent public accountants to audit the Company's financial statements, as well as reviews and approves the scope, purpose and type of audit services to be performed by the external auditors. The Audit Committee met two times during the fiscal year ended December 31, 1998. Members of the Audit Committee are Messrs. Ludeman (Chairman), Johnston, and Sledd.

Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

        Members of the Compensation Committee are Messrs. Flohr (Chairman) and Sledd and Ms. McBee. No current member of the Compensation Committee is or has been an employee of the Company or has any relationship to the Company that is required to be disclosed pursuant to regulations of the Securities and Exchange Commission. Furthermore, none of the Company's executive officers serves on the board of directors of any company of which a Compensation Committee member is an employee.


Compensation of Directors
-------------------------

        Each director of the Company who is not also an executive officer of the Company receives (a) an annual retainer of $7,000; (b) a $500 fee for attendance at each Board Meeting; and (c) a $250 fee for attendance at each Committee Meeting. The Chairman of the Board, who, beginning January 1, 1999, no longer receives a salary for his duties, receives director's compensation at two times that paid to other non-employee directors. Beginning in 1998, directors may elect to receive payment of the annual retainer and meeting fees in Common Stock of the Company under the 1996 Incentive Stock Plan, as amended. Under the 1996 Incentive Stock Plan, outside directors also automatically receive a stock option grant for 200 shares and a restricted stock grant for 200 shares of the Company's Common Stock, each year, as part of their compensation for Board service. Each outside director is also reimbursed for usual and ordinary expenses of meeting attendance. A director who is also an executive officer of the Company receives no additional compensation for serving as a director.


Certain Relationships
---------------------

        Mays & Valentine, L.L.P., a law firm of which F. Claiborne Johnston, Jr., a current director and nominee for director of the Company, is a partner, was retained to perform legal services for the Company and its subsidiaries during the last fiscal year. It is anticipated that the firm will continue to provide such services to the Company and its subsidiaries during the current fiscal year. The amounts paid by the Company were based upon an agreed-upon fee arrangement for services rendered, which the Company believes to be consistent with fees charged for similar services by other comparable firms.

        Daniel J. Ludeman, a current director and nominee for director of the Company, is the Chairman and Chief Executive Officer of Mentor Investment Group, of which Wheat First Butcher Singer, Inc. ("Wheat") is the majority shareholder. First Union Corporation, the parent of Wheat, also wholly owns First Union Capital Markets Corp. ("First Union"), of which Bowles Hollowell Conner ("BHC") is a division. First Union, Wheat and BHC have provided the Company with investment banking services and First Union provides the Company with long term financing. It is anticipated that First Union, Wheat and BHC will continue to provide such services to the Company based upon agreed-upon fee arrangements and interest rates which are consistent with amounts charged for similar services by other comparable firms.

                             EXECUTIVE COMPENSATION

        The following table lists all compensation paid or accrued by the Company for each person who served as the Chief Executive Officer at any time during the past fiscal year and the Company's four most highly paid executive officers, other than the Chief Executive Officer, whose total annual salary and bonus for the year ended December 31, 1998, exceeded $100,000. Messrs. Dreyfuss, Mishoe and Kangisser first became executive officers of the Company in 1996. Mr. Kewer was employed by the Company effective March 1, 1997, and became Chief Executive Officer on March 1, 1998, succeeding Mr. Dreyfuss who had previously served as Chief Executive Officer since September, 1996. Mr. Hettrich was employed by the Company in February, 1998.

                                    SUMMARY COMPENSATION TABLE
                                    --------------------------

                                           Annual Compensation                  Long Term Compensation
                                           -------------------                  ----------------------

                                                                              Restricted    Securities
Name, Age and                                                 Other Annual       Stock       Underlying     All Other
Principal Position          Year      Salary       Bonus     Compensation(1)     Awards      Options(#)   Compensation(2)
------------------          ----      ------       -----     ---------------     ------      ----------   ----------------
Arnold H. Dreyfuss (70)     1998     $ 70,417       ----            ----            ----        7,500         $   270
Chairman of the Board       1997      131,250       ----            ----            ----        7,500             315
                            1996       42,115       ----            ----         $41,125 (3)      200 (4)      11,647

David B. Kewer (44)         1998      213,333       ----        $ 23,042            ----       10,000           9,460
President and Chief         1997      166,667    $40,000 (5)     102,182         125,000 (6)   50,000             525
Executive Officer           1996         ----       ----            ----            ----         ----            ----

Kimberly P. Ferryman (42)   1998       99,100      3,000          10,312            ----        3,000           2,973
Vice President, Quality     1997       93,600       ----           9,815            ----       13,485           2,375
Assurance and Product       1996       87,500       ----            ----            ----       10,000           2,625
Development

Craig L. Hettrich (39)      1998      105,417     15,391          87,223            ----        3,000            ----
General Manager,            1997         ----       ----            ----            ----         ----            ----
Foodservice Division        1996         ----       ----            ----            ----         ----            ----

V. Stephen Kangisser (47)   1998      119,792     5,000             ----            ----        4,500           3,594
Vice President, Sales       1997      112,002      ----           52,558            ----        7,639           2,023
                            1996       67,286      ----           18,161            ----        2,000            ----

Thomas M. Mishoe, Jr. (46)  1998      134,833     ----            16,217            ----        4,500           2,680
Chief Financial Officer,    1997      127,500     ----              ----            ----        7,709           2,495
Vice President, Secretary   1996      104,154     ----            24,444            ----       12,000            ----
and Treasurer

1) Of the total amounts reported as "Other Annual Compensation", the following amounts are attributable to relocation expenses incurred in connection with the respective officer's employment by the Company; Mr. Hettrich - $78,398 in 1998, Mr. Kangisser - $43,877 in 1997 and $16,563 in 1996, Mr. Kewer -
   $10,242 in 1998 and $92,182 in 1997, and Mr. Mishoe - $19,912 in 1996. The
   remaining amounts relate primarily to automobile allowances.

2) Except for Mr. Dreyfuss whose 1996 amount reflects amounts earned as an outside director prior to his appointment as Chief Executive Officer, all amounts reflect the Company's matching contributions to the Company's 401(k) Savings Plan and Employee Stock Purchase Plan.

3) Reflects an automatic award of 200 shares made to Mr. Dreyfuss on May 2, 1996, as an outside director under the 1996 Incentive Stock Plan and an award of 2,500 shares made as of September 19, 1996, upon Mr. Dreyfuss' appointment as Chief Executive Officer. The May 2, 1996, award vested on May 2, 1999. The September 19, 1996, award vested in four installments, the first 1,000 shares vested six months from the grant date, the next three installments of 500 shares each vested when the market price (average of 20 consecutive trading days) of the Company's Common Stock reached $10.50, $12.00 and $13.00 per share.

4) Reflects options granted to Mr. Dreyfuss on May 2, 1996, as an outside director under the 1996 Incentive Stock Plan.

5) Reflects amounts paid to Mr. Kewer as incentive to join the Company as President and Chief Operating Officer.

6) Reflects an award of 10,000 shares made to Mr. Kewer upon his employment by the Company on March 1, 1997. The award vests in three installments, the first 2,500 shares vested on March 1, 1998; 2,500 additional shares vested on March 1, 1999, and the remaining 5,000 shares vest on March 1, 2000. During the period of restriction, Mr. Kewer has the right to vote the shares and to receive dividends on the shares of restricted stock as and when paid on the Company's Common Stock. At December 31, 1998, Mr. Kewer's restricted stock holdings had a value of $99,375.

        The following table sets forth information regarding option grants made during the year ended December 31, 1998, for each of the named executive officers.

                     OPTIONS GRANTED IN LAST FISCAL YEAR
                     -----------------------------------

                     Number of  Percentage of                                    Potential Realizable Value at Assumed
                     Securities Total Options            Grant Date                Annual Rates of Stock Appreciation
                     Underlying   Granted to   Exercise    Market                        During Option Term (3)
                       Options   Employees in   Price       Price    Expiration          ----------------------
                       Granted       1998     Per Share   Per Share     Date                 5%           10%
                       -------       ----     ---------   ---------     ----                 --           ---
Arnold H. Dreyfuss     7,500 (1)      9%       $13.375     $13.375     3/6/08             $63,075      $159,900

David B. Kewer        10,000 (2)     12%        13.375      13.375     3/6/08              84,100       213,200

Kimberly P. Ferryman   3,000 (2)      4%        13.375      13.375     3/6/08              25,230        63,960

Craig L. Hettrich      3,000 (2)      4%        13.375      13.375     3/6/08              25,230        63,960

V. Stephen Kangisser   4,500 (2)      6%        13.375      13.375     3/6/08              37,845        95,940

Thomas M. Mishoe, Jr.  4,500 (2)      6%        13.375      13.375     3/6/08              37,845        95,940

(1) Grant was made under the 1996 Incentive Stock Plan and was immediately exercisable on the grant date.

(2) Grants were made under the Company's 1996 Incentive Stock Plan and become exercisable in increments of one-third of the shares subject to option on each of the first, second and third anniversaries of the March 6, 1998, grant date.

(3) The dollar amounts under the 5% and 10% columns are the result of calculations at assumed rates of stock price appreciation set by the Securities and Exchange Commission. The dollar amounts shown are not intended to forecast possible future price appreciation, if any, for the Company's Common Stock.


        The following table sets forth information regarding year-end option values at December 31, 1998, for each of the named executive officers.

                      Fiscal Year-End Option Values (1)



                            Number of Securities         Value of Unexercised
                           Underlying Unexercised            In-the-Money
                            Options at Year-End        Options at Year-End (2)
                           -----------------------     -------------------------
                       Exercisable     Unexercisable   Exercisable  Unexercisable
                       -----------     -------------   -----------  ------------
Arnold H. Dreyfuss        15,200                0         $5,625          $0
David B. Kewer            20,000           40,000         65,000      97,500
Kimberly P. Ferryman       5,000           21,485              0      10,114
Craig L. Hettrich              0            3,000              0           0
V. Stephen Kangisser           0           12,139              0       5,729
Thomas M. Mishoe, Jr.      5,000           17,209              0       5,782


(1) The columns "Number of Shares Acquired on Exercise" and "Value Realized" have been omitted because no options were exercised by the named executive officers during the year ended December 31, 1998.

(2) The value included in this column is the difference between the market value of the Company's Common Stock of $13.25 on December 31, 1998, and the exercise price of the respective in-the-money options.

Retirement Benefits
-------------------

        The following table sets forth information related to the annual benefits payable upon retirement under the Company's defined benefit pension plans to persons with the specified final average earnings and years of service as a salaried employee of the Company, assuming a continuation of service and 1998 compensation to age 65, retirement at age 65, and an annual accrual rate of 1.5% of average annual earnings, and without regard to the compensation limitations under Internal Revenue Code (IRC) 401(a)(17) or the benefit limitation of IRC 415. The benefits set forth in the following table are not subject to any deduction for social security or other offset amount.


                              Pension Plan Table

                                     Years of Service
                                     ----------------
                             Amount of Annual Retirement Benefit
 Average     -------------------------------------------------------------
 Annual Earnings   15           20         25           30         35
--------------------------------------------------------------------------

      $125,000 $  28,125   $  37,500   $  46,875   $  56,250   $  65,625
      $150,000    33,750      45,000      56,250      67,500      78,750
      $175,000    39,375      52,500      65,625      78,750      91,875
      $200,000    45,000      60,000      75,000      90,000     105,000
      $225,000    50,625      67,500      84,375     101,250     118,125
      $250,000    56,250      75,000      93,750     112,500     131,250
      $300,000    67,500      90,000     112,500     135,000     157,500
      $400,000    90,000     120,000     150,000     180,000     210,000
      $450,000   101,250     135,000     168,750     202,500     236,250
      $500,000   112,500     150,000     187,500     225,000     262,500

"Average Annual Earnings" is an employee's highest five consecutive year average total cash compensation within the last 10 years (which is salary, incentive awards and the Savings Plan match as such amounts are shown under the respective salary, bonus and other compensation columns in the Summary Compensation Table.)

        The Company established two substantially identical pension plans in 1992, covering salaried employees age 21 or over with one year of service. Salaried employees who are not officers are covered by the tax-qualified plan and officers are covered by the non-qualified plan.

        Credited years of service for the named executive officers as of December 31, 1998 are Arnold H. Dreyfuss - 2.2; David B. Kewer - 1.8; Kimberly P. Ferryman - 6.9; Craig L. Hettrich -.9; V. Stephen Kangisser -
2.6 and Thomas M. Mishoe, Jr. - 2.8.


Certain Agreements
------------------
        The Company entered into severance agreements with Messrs. Hettrich, Kangisser, Kewer and Mishoe and Ms. Ferryman upon their being named executive officers of the Company. The agreements provide that termination compensation will be paid if the executive's employment is terminated by the Company within three years after a change in control other than for cause (as defined in the agreements) or upon the death, permanent disability, or retirement of the executive if the executive voluntarily terminates his employment for "good reason" (as defined in the agreements). "Change in control" is defined generally to include (i) an acquisition of 20% of the Company's voting stock, (ii) a change in the composition of the Company's Board of Directors whereby the individuals serving as directors at the date on which these agreements became effective, or individuals becoming directors subsequent to the date these agreements became effective whose election or nomination was approved by a majority of the directors then in office, cease to constitute at least a majority of the Board; (iii) shareholder approval of certain business combinations or asset sales in which the Company's historic shareholders hold less than 60% of the resulting or purchasing company or (iv) shareholder approval of the liquidation or dissolution of the Company. Termination compensation consists of a cash payment equal to approximately three times the average annual compensation paid to the executive for the three most recent taxable years of the Company ending prior to the change in control. In addition, the agreements provide for the continuation of certain medical, life and disability benefits. These agreements renew annually unless terminated by the Company by notice given 60 days prior to expiration of the current term.

Compensation Committee Report on 1998 Executive Compensation
------------------------------------------------------------

        The Company's executive compensation and benefits program is administered by the Compensation Committee (the "Committee"), which is composed entirely of non-employee directors. The goal of the program is to attract, motivate, reward and retain the management talent required to achieve the Company's business objectives, at compensation levels which are equitable and competitive with those of comparable companies. This goal is furthered by the Committee's policy of linking compensation to individual and corporate performance and by encouraging significant stock ownership by senior management in order to align the financial interests of management with those of the shareholders.

        The three main components of the Company's executive compensation program are base salary, incentive awards under the Senior Management Incentive Plan as established annually by the Committee and equity participation in the form of stock options, restricted stock grants and eligibility to participate in the Company Stock Fund of the Company's 401(k) Savings Plan and Employee Stock Purchase Plan. Each year, the Committee reviews the total compensation package of each executive officer to ensure it meets the goals of the program. As a part of this review, the Committee considers corporate performance, compensation survey data, the advice of consultants and the recommendations of management.

Base Salaries

        Base salaries for executive officers are reviewed annually to determine whether adjustments may be necessary. Factors considered by the Committee in determining base salaries for executive officers include personal performance considering the respective executive's level of responsibility, the overall performance and profitability of the Company during the preceding year and the competitiveness of the executive's salary with the salaries of executives in comparable positions at companies of comparable size and operational characteristics. Each factor is weighed by the Committee in a subjective analysis of the appropriate level of compensation for that executive. For purposes of assessing the competitiveness of salaries, the Committee reviews compensation data from national surveys and selected groups as provided by William M. Mercer, Incorporated, the Company's compensation consultant. Such compensation data indicates that salary levels for the Company's executive officers approximate the market averages of executive positions of similar scope and responsibility.

        In March, 1998, the Board of Directors appointed Mr. Kewer as the Company's Chief Executive Officer. In consideration of the increased duties to be assumed by Mr. Kewer, his salary was increased from $200,000 to $218,000 annually. Effective December, 1998, Mr. Kewer's base salary was further increased on an interim basis by $12,000 per month in view of the significant additional responsibilities undertaken by Mr. Kewer at the Board's request in connection with the Company's announced decision to explore, with the assistance of its financial advisor, strategic alternatives to enhance shareholder value. The annual base salary for Mr. Dreyfuss, who continued as Chairman of the Board, was reduced from $112,500 to $80,000 beginning March 1, 1998, to $60,000 beginning July 1, 1998, and to $40,000 beginning October 1, 1998, as management of the Company transitioned to Mr. Kewer. Mr. Dreyfuss receives no salary from the Company beginning January 1, 1999, but, as Chariman of the Board, will receive "non-employee" director compensation at two times the amount paid to other non-employee directors, (additional details regarding the compensation of directors are provided on page 6 of this Proxy Statement).

Senior Management Incentive Plan

        The Company utilizes a Senior Management Incentive Plan under which executives may receive cash and stock incentive awards based upon corporate, divisional and individual performance. Target thresholds and anticipated awards are established annually by the Committee and ratified by the full Board. The plan provides for cash payment of awards under the plan.

        Mr. Hettrich received an incentive payment of $15,391 as a result of the achievement of divisional (Foodservice) performance. The remaining executive officers as a group, including those listed in the Summary Compensation Table, received incentive payments totaling $11,000 for 1998 based on individual performance. Corporate and other divisional incentive awards were not awarded for 1998 as financial results did not meet the target thresholds required under the 1998 Senior Management Incentive Plan.

Equity Participation

        At the time the Company became a public company in April, 1992, management held abnormally low ownership interests in the Company because of the prior controlling ownership by Reynolds Metals Company. From time to time since the Company's initial public offering, this issue has been raised as a concern by various shareholders. As a result, the Committee and the Board have continued to believe it is important to increase management's equity participation in the Company as a part of the Company's overall compensation policies to provide long-term financial rewards linked directly to the market performance of the Company's stock. The Committee believes that significant ownership of stock by senior management is the best way to align the interests of management and the shareholders, and the Company's stock incentive program is designed to further this objective. Awards with respect to the Chief Executive Officer are made by the Committee and awards for all the other executive officers are made by the Committee in consultation with the Chief Executive Officer.

        In March, 1998, the Committee granted non-qualified stock options on 72,500 shares of Common Stock to executive officers and management employees. These awards were made at an exercise price of $13.375 per share (which equaled the closing price on the date of the grant) and are exercisable in increments of one third each of the shares subject to option on the first, second and third anniversaries of the March 6, 1998, award date.

        The Committee also granted non-qualified stock options on 7,500 shares to Mr. Dreyfuss. This award, also made on March 6, 1998, has an exercise price of $13.375 per share and became exercisable immediately upon grant. The accelerated rate of exercisability for this grant was made in consideration of the significant contributions made to the Company by Mr. Dreyfuss during his tenure as Chief Executive Officer.

        In addition to stock option and restricted stock grants, eligible executive officers and many of the Company's employees participate in the Company Stock Fund under the Company's 401(k) Savings Plan and Employee Stock Purchase Plan, thereby increasing, on a voluntary basis, their equity participation in the Company.


Section 162(m) Considerations

        The Committee has not given significant consideration to the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code which was enacted in 1993. Under this provision, beginning in 1994, a publicly held corporation is not permitted to deduct compensation in excess of $1 million per year paid to the chief executive officer or any one of the other named executive officers except to the extent the compensation was paid under compensation plans meeting certain tax code requirements. The Committee has noted that the Company does not currently face the loss of this deduction for compensation. The Committee nevertheless has determined that in reviewing the design of and administering the executive compensation program, the Committee will continue in the future to seek to preserve the Company's tax deductions for executive compensation unless this goal conflicts with the primary objectives of the Company's compensation program.


                                       Compensation Committee

                                       Wilson H. Flohr, Jr., Chairman
                                       Judith B. McBee
                                       Robert C. Sledd

Performance Graph
-----------------

        Securities and Exchange Commission regulations require the Company to include in its Proxy Statement the following Performance Graph. As required by the regulations, the Graph shows the percentage change in the total return on the Company's Common Stock during the five-year period ended December 31, 1998. The Company's Common Stock price ranged from a low of $7.125 to a high of $22.00 between January 1, 1994, and December 31, 1998. The closing price for the stock on December 31, 1998, was $13.25.

        The Performance Graph assumes $100 was invested on January 1, 1994, in the Company, the NASDAQ Stock Market Index, and an industry index for the ice cream and frozen dessert business ("Industry Index") and shows the total return on such investments, assuming reinvestment of dividends, as of December 31, 1998. The Industry Index includes companies in SIC Code 2024 (ice cream and frozen desserts). In addition to the Company, the Industry Index currently includes: Ben & Jerry's Homemade, Inc., Dreyer's Grand Ice Cream, International Yogurt Company, Suiza Foods Corporation, TCBY Enterprises, Inc. and Tofutti Brands, Inc.


                      Comparison of Cumulative Total Return
          Among Eskimo Pie Corporation Common Stock, an Industry Index
                           and the Nasdaq Market Index

                                      Cumulative Return as of
                        12/31/93 12/31/94 12/31/95 12/31/96 12/31/97  12/31/98
                        -------- -------- -------- -------- --------- ---------

Eskimo Pie Corporation   100.00   106.01   104.32    64.45   67.73     79.43
Ice Cream and Frozen
   Desserts Industry     100.00   106.10   123.09   105.67  211.62    176.90
NASAQ Market Index       100.00   104.99   136.18   169.23  207.00    201.96




      PROPOSAL TWO: Ratification of the Selection of Independent Auditors

        Ernst & Young LLP has been selected as independent auditors for the Company for the fiscal year ending December 31, 1999, subject to ratification by the shareholders.

        If not otherwise specified, proxies will be voted in favor of ratification of the appointment. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Vote Required and Board Recommendation
--------------------------------------

        The affirmative vote of the majority of the votes cast will be required under Virginia law to approve Proposal Two. Abstentions and broker non-votes (shares held by brokers for customers which may not be voted on certain matters because the broker has not received specific instructions from the customer) will be counted for purposes of determining the presence or absence of a quorum to transact business at the Annual Meeting, but will not be counted as "cast" for purposes of determining whether the proposal has been approved and, therefore, will have no effect with respect to the proposal.


        Your Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as independent auditors.

                           YOGEN FRUZ SOLICITATION

      Yogen Fruz, a Canadian corporation, may conduct the Yogen Fruz Solicitation in an attempt to acquire control of your Company to pursue its own interests. The Yogen Fruz Solicitation has two elements: (i) the nomination of seven individuals for election to the Board of Directors in opposition to the Company's nominees, and (ii) the Yogen Fruz Proposals.


      Beginning in 1997, Yogen Fruz initiated a series of informal telephone contacts with the Company regarding potential business opportunities between Yogen Fruz and the Company. These contacts did not result in any formal discussions. In mid-1998, Yogen Fruz requested an in-person meeting. As a result, Michael Serruya and Richard Smith, Co-Chairmen, Co-Presidents and Co-Chief Executive Officers of Yogen Fruz, met in Richmond with David Kewer, the Company's President and Chief Executive Officer, as well as Tom Mishoe, the Company's Chief Financial Officer. At this meeting, the Yogen Fruz representatives made overtures regarding Yogen Fruz's interest in a possible acquisition of the Company. The Company's representatives indicated they would advise the Company's Board of the meeting and provide the Board with information provided by Yogen Fruz, but did not encourage these overtures.

      On November 3, 1998, Yogen Fruz made an unsolicited proposal for the purchase of all the outstanding shares of the Company's stock at $10.00 per share. Yogen Fruz stated that its proposal was conditioned upon, "among other things," execution of a definitive acquisition agreement, the receipt of all required governmental and third-party consents, and approval of the proposal by shareholders of the Company. The Company understood the requirement of all required "third-party consents" to refer to consents by all the Company's major licensors including Nabisco, Weight Watchers and Welch's, to a transfer of their license agreements with the Company to Yogen Fruz. After consultation with Mays & Valentine, L.L.P., counsel to the Company, the Company concluded that Yogen Fruz's proposal was inadequate and not in the best interests of all of the Company's shareholders and advised Yogen Fruz accordingly.

      On November 17, 1998, Yogen Fruz made a new unsolicited proposal for the purchase of all the outstanding shares of the Company's stock at $10.25 per share. Yogen Fruz stated again that its proposal was subject to negotiation and execution of a definitive acquisition agreement and "all related agreements." Yogen Fruz stated its proposal would not be subject to due diligence. The Company understood the proposal, however, to be subject to the other conditions contained in Yogen Fruz's November 3 proposal. After due consideration and following consultation with Bowles Hollowell Conner, the Company's financial advisor, and Mays & Valentine, L.L.P., the Board of Directors of the Company concluded that Yogen Fruz's revised proposal was inadequate and not in the best interests of the Company's shareholders and so advised Yogen Fruz.

      For some period of time before Yogen Fruz's November, 1998, proposals were made, the Company had utilized the financial advisory services of First Union Capital Markets, as well as those of Wheat First Butcher Singer, a Richmond, Virginia, based investment banking firm and one of the largest U.S. investment firms outside New York City. In February, 1998, First Union Corporation, the parent company of First Union Capital Markets, acquired Wheat First Butcher Singer, and the investment banking group of Wheat First Butcher Singer became a part of First Union Capital Markets. In May, 1998, First Union Corporation acquired the Charlotte, North Carolina, investment banking firm of Bowles Hollowell Conner & Co., which thereafter also operated as a part of First Union Capital Markets, but under the name Bowles Hollowell Conner. In October, 1998, Bowles Hollowell Conner and First Union Capital Markets personnel made a regularly scheduled financial and strategic assessment presentation to the Company's Board of Directors. At that time no formal engagement agreement existed between the Company and First Union Capital Markets or any of its affiliates. Thereafter, following the initial Yogen Fruz proposals, the Company and Bowles Hollowell Conner entered into an engagement letter dated November 23, 1998. The engagement letter provided that Bowles Hollowell Conner would, for a period of 14 months from October 1, 1998, provide financial advisory services to the Company. As a part of its services, Bowles Hollowell Conner agreed to undertake to analyze the business, properties and operations of the Company; assist in identifying and screening parties that might represent acquisition opportunities for the Company; consult with management concerning market developments or other matters of a financial nature; and analyze and provide advice with respect to any merger, consolidation or similar transaction involving the Company. The agreement provided that Bowles Hollowell would receive: (a) an advisory fee of $100,000, payable upon execution of the agreement; and (b) a transaction fee, based on a percentage of the aggregate consideration paid for the capital stock of the Company, as a result of any merger or similar type transaction the Company might enter into during the term of the engagement. The agreement also provided certain additional specified fees if Bowles Hollowell Conner provided a fairness opinion with respect to any such transaction. The agreement provided that the advisory fee of $100,000 (which is the only fee paid to Bowles Hollowell Conner to date) would be credited against any transaction fee payable by the Company.

      On November 25, 1998, Yogen Fruz made a new proposal to acquire the Company at $13.00 per share, subject to, among other conditions, assurances concerning the transfer of certain of the Company's license agreements with third parties. Specifically, Yogen Fruz's proposal stated that "we would need comfort that existing material contracts with Nabisco, Weight Watchers and Welch's would not be adversely affected by a change in control." The Company was of the view that because Yogen Fruz's Tropicana frozen fruit juice bar product line is in direct competition with the Welch's fruit juice bar line marketed by the Company under its license agreement with Welch Foods, it was highly questionable whether Welch's consent could be obtained to the transfer of its license agreement to Yogen Fruz. Following consideration of this proposal with its financial and legal advisors, and given the problematic nature of the requested assurances, the Board concluded that the proposal was inadequate and not in the best interests of the Company's shareholders and advised Yogen Fruz accordingly.

      In further response to Yogen Fruz's November 25 proposal, the Company's Board of Directors directed management to proceed to explore a broad range of strategic options to enhance long-term shareholder value. The Company requested its financial advisor, Bowles Hollowell Conner, to assist in this process under the terms of the November 23 engagement letter.

      On December 10, 1998, Yogen Fruz filed a Schedule 13D indicating that it had accumulated approximately 445,700 shares of the Company's common stock (12.89%) at an average price of just under $13.00 per share. In its Schedule 13D filed December 10, 1998, Yogen Fruz stated that it had "acquired the [shares of the Company's stock] with a view toward acquiring control of, and ultimately the entire equity interest in, the Company and/or effecting a change in the board of directors to facilitate the acquisition of the Company." On December 17, 1998, Yogen Fruz filed an amended Schedule 13D indicating that it had accumulated 587,700 (16.89%) shares of the Company's common stock.

      Beginning in December, 1998, Bowles Hollowell Conner and the Company undertook exploration of the market to determine what strategic opportunities might be available to the Company. This process involved initial contacts with over 30 parties identified by the Company and its financial advisor as potential interested parties. The Company ultimately executed confidentiality agreements with more than 15 of these parties, and provided written information packages concerning the Company to those parties. The Company then entered into intensive discussions with five parties. One of those parties was Yogen Fruz. In the course of its discussions with these interested parties, one of which is a major licensor of the Company, it became clear to management that it was highly unlikely all of the Company's major third-party licensors would approve a transfer of their license agreements to Yogen Fruz. As previously noted, one of the Company's major licensor's product lines competes directly with a significant product line owned by Yogen Fruz. Apart from the anti-competitive issues raised by the prospect of an assignment of that product line to Yogen Fruz, management, through its continuing discussions with this licensor, came to the view that this licensor would not approve a transfer of its license agreement to Yogen Fruz.

      On January 26, and again on January 28, 1999, shortly before the Company was to begin a scheduled series of in-person meetings with four of the five interested parties who appeared to be the most likely parties to make a proposal to acquire the Company, Yogen Fruz submitted revised proposals indicating a willingness to purchase all shares of the Company's outstanding shares at $16.25 and $16.50 per share, respectively. The $16.50 proposal reflected in Yogen Fruz's letter of January 28 was the highest proposal the Company received from Yogen Fruz. The proposals were expressly subject to due diligence. The Company further understood these proposals to be subject to the same conditions that had attached to Yogen Fruz's earlier proposals, including assurances regarding the transferability of the Company's license agreements with Nabisco, Weight Watchers and Welch's. Furthermore, Yogen Fruz stated that each of these proposals must be accepted within 24 hours or its proposal would terminate. Based on informal contacts with Welch's, the Board concluded that the conditions to the revised Yogen Fruz proposals likely could not be satisfied. For that reason, and in light of the meetings with other interested parties scheduled to commence later the same week, the Company's Board decided to continue with the process then underway, including discussions with Yogen Fruz.

      The Company engaged in extended discussions with various parties throughout the first quarter of 1999. In late February, 1999, after its own extensive due diligence and discussions with the Company, Yogen Fruz advised the Company that it no longer had any interest in pursuing an acquisition of the Company and that its prior offers for the Company were no longer in effect.

      Although the Company's process of exploring strategic alternatives led to extended discussions with several other parties regarding the purchase of the Company, the Company did not receive any formal acquisition offers. Thereafter, Yogen Fruz and the Company commenced discussions to explore various business opportunities that might be in the best interest of both companies, in light of Yogen Fruz's approximately 17% interest in the Company and its earlier determination that it no longer had any interest in pursuing an acquistion of the Company. In the course of these discussions, Yogen Fruz indicated it was considering taking actions to commence a proxy contest at the Company's annual meeting scheduled for May 12, 1999, if the meeting were held as scheduled. In order to provide the Company and Yogen Fruz additional time to discuss and evaluate potential mutually beneficial, joint strategic opportunities, the Company rescheduled its annual meeting for September 8, 1999.

      These continued discussions with Yogen Fruz addressed a possible repurchase of Yogen Fruz's stock in conjunction with other possible licensing and manufacturing arrangements between Yogen Fruz and the Company, as well as representation of Yogen Fruz on the Company's Board of Directors. Based on management's analysis and recommendation regarding a proposal that Yogen Fruz, in exchange for a transfer to the Company of its stock interest in the Company:
(i) take over the manufacture and production of the Company's soft-serve foodservice business line; and (ii) assume a major license agreement from the Company (if the licensor's consent to a transfer could be obtained), the Board concluded the proposal was, from a strategic and financial point of view, not in the Company's or its shareholders' best interests.

      In June, Yogen Fruz notified the Company of its intention to conduct a proxy contest and to present certain shareholder proposals at the rescheduled annual meeting. On July 2, 1999, Yogen Fruz filed an amendment to its Schedule 13D stating that it acquired the Company's common stock "with a view towards acquiring control of the Company for the purpose of thereafter causing it to take such actions as [Yogen Fruz] deems to be advisable in order to maximize shareholder value. Such actions may include, among other things, a sale of all or a part of the Company to a third party, a change in management of the Company and/or a restructuring of the Company."


      Your Board of Directors believes that it is in a better position to pursue the interests of the Company and all of its shareholders and unanimously recommends that you oppose Yogen Fruz's attempt to acquire control of your Company. Please vote AGAINST the Yogen Fruz Proposals and in FAVOR of the slate of directors proposed by the Board (see page 5) using the enclosed WHITE PROXY CARD.

      ELECTION OF DIRECTORS. The Company believes that an effective board of directors should be composed of individuals who are business leaders, who represent a broad range of business and community experience, and who bring to the Board background, experience and skills that enable them to recognize the best interests of the shareholders and contribute to the Company's long-term objectives. Each of the current directors being proposed for reelection by the Company is a business leader, with the depth of experience to pursue the interests of all of the Company's shareholders rather than the interests of a single shareholder.

o Arnold Dreyfuss has served the Company since its initial public offering in 1992. Prior to his retirement from a lifetime in the small appliance industry, he served from 1982 to 1991 as the Chairman and Chief Executive Officer of Hamilton Beach/Proctor-Silex, Inc. From September 1996 through March 1998, he served as Chairman and Chief Executive Officer of the Company.


o David Kewer has over 22 years of consumer goods experience, including seven years in the ice cream novelty industry. He has held positions of increasing responsibility in marketing, sales and executive management at Proctor & Gamble, Unilever, Nestle and the Company.

o Wilson Flohr recently retired as General Manager of Paramount's King's Dominion, a regional family theme park. He brings to the Board his direct contacts with the family-focused consumers attracted to Paramount's theme parks. He is also an active community leader, participating on the boards of a number of Richmond-based community organizations.

o Jay Johnston has also served as a Board member since the Company's initial public offering. He brings to the Board over 30 years of experience in the legal profession and provides significant counsel to the Company on a broad range of important business matters. He is also active in numerous Richmond-based community and charitable organizations.

o Dan Ludeman joined the Board in 1997. As Chairman of one of the country's largest institutional asset management firms, he is able to provide an investor's perspective to many of the Board and Company discussions and considerations.

o Judy McBee, who currently serves as Senior Vice President of Marketing of Hamilton Beach/Proctor-Silex, Inc., a Richmond-based corporation, has been a Board member since 1996. Her extensive experience in consumer goods marketing and sales has been particularly valuable in connection with the Company's National Brands segment.

o Robert Sledd, the newest Board member, brings to the Board his 12 years of experience as the Chief Executive Officer of Performance Food Group Company, a successful public company, as well as his specific knowledge of the foodservice industry.

      The Company also believes that a majority of the directors should be independent of management and the major suppliers, customers and shareholders of the Company.


      Yogen Fruz proposes to replace your directors with its seven nominees, each of whom either is or was affiliated with, or related to someone who is affiliated with, Yogen Fruz. Five of the Yogen Fruz nominees, Messrs. M. Serruya, Smith, A. Serruya, Prossky and Stein, are officers and/or directors of Yogen Fruz. One of the Yogen Fruz nominees, Mr. Raphan, is a former director of a Yogen Fruz subsidiary, and his law firm acts as United States legal counsel to Yogen Fruz. The other Yogen Fruz nominee, Mr. Obadiah, is the father-in-law of a Yogen Fruz officer and director. The Company believes that these individuals represent only Yogen Fruz's point of view concerning the Company, and due to their affiliation with Yogen Fruz, may not be in a position to pursue the best interests of the Company and all of the Company's shareholders.

      Your Company believes that Yogen Fruz's primary motivation in proposing its opposition slate of nominees for the Board of Directors is to replace your current Board with individuals who may pursue the goals and objectives of Yogen Fruz as opposed to the best interests of all shareholders. As discussed at the beginning of this "Yogen Fruz Solicitation" section, Yogen Fruz has made repeated attempts to purchase the Company. It also has proposed to combine certain of the Company's assets with certain assets of its own in a transaction that the Board of Directors believes would have enhanced the value of the Yogen Fruz assets but would not have been the best use of the Company's assets. The Board of Directors of the Company, after due consideration, rejected each of these proposals as not in the best interests of the Company and all of its shareholders. Yogen Fruz is currently attempting through the Yogen Fruz Solicitation to cause the Company to remove its primary anti-takeover protection and to reconstitute the Company's Board of Directors with persons loyal to Yogen Fruz. Especially in light of the fact that the market price for Yogen Fruz common stock has deteriorated significantly in recent months, the Board is concerned that if the Yogen Fruz Solicitation is successful, Yogen Fruz will attempt to liquidate quickly its holdings of Company Common Stock and may do so through the sale of the Company at a price or on terms and conditions that will not maximize value for all of the Company's shareholders.

      Your current Board of Directors believes that it has served, and intends to continue to serve, the best interests of all shareholders without bias toward any individual shareholder. The enhancement of shareholder value remains the primary objective of the current Board's efforts. The Board is, and has publicly stated that it remains, open to considering all viable alternatives in pursuit of that objective. The Board believes that it and the current management team are in the best position to enhance shareholder value. The Company's management-led growth and restructuring program involves renewed focus on the profitable National Brands novelties and Foodservice businesses of the Company, building the value of the Eskimo Pie and other licensed brands represented by the Company, divestiture, as appropriate, of assets not directly related to the Company's National Brands and Foodservice businesses, such as its packaging and flavors operations, and continued reduction in fixed overhead costs. The current Board is committed to pursuing the interests of all shareholders and believes it is uniquely qualified to continue these efforts and to realize the best interests of the Company and its shareholders.


For these reasons, your Board of Directors believes that the interests of your Company and all of its shareholders will be better served by electing Dreyfuss, Flohr, Johnston, Kewer, Ludeman, McBee and Sledd to the Board, and you are urged to vote FOR these individuals on the enclosed WHITE PROXY CARD.

                            THE YOGEN FRUZ PROPOSALS

      Yogen Fruz has made a written request for the inclusion of the Yogen Fruz Proposals as business items on the agenda for the September 8, 1999, Annual Meeting of Shareholders.

    PROPOSAL THREE: Yogen Fruz Proposal Relating to Shareholder Rights Plan

-------------------------------------------------------------------------------
                   Your Board Recommends a Vote AGAINST this Proposal
-------------------------------------------------------------------------------


Summary of Yogen Fruz Proposal
------------------------------

      Yogen Fruz may propose a resolution to amend the Company's Bylaws to require the Board of Directors to effect any resolution adopted by the shareholders calling for: (i) the partial or complete redemption of rights (the "Rights") issued pursuant to the Company's Rights Agreement, dated January 21, 1993, as amended (the "Rights Plan"); or (ii) an amendment to the Rights Plan.

      Under the Rights Plan, the Company declared a dividend of one Right for each outstanding share of the Company's Common Stock to shareholders of record as of the close of business February 5, 1993. Unless the Board of Directors directs otherwise before or at the time of issuance, one Right is also issued for each share of Common Stock that is issued thereafter, prior to the occurrence of certain potential change in control events. Until the Rights become exercisable, they are evidenced by, and are not separate from, the Common Stock certificates and are not separately transferable.

      The Rights become exercisable on the earlier of: (i) the tenth day after a person or group (other than the Company or a subsidiary of the Company, or an employee benefit plan of the Company or subsidiary of the Company) announces its acquisition of 20% or more of the Company's Common Stock (such person or group being referred to as an "Acquiring Party"); or (ii) the tenth day after a person or group (other than the Company or a subsidiary of the Company, or an employee benefit plan of the Company or subsidiary of the Company) commences a tender or exchange offer, the consummation of which would result in ownership by the person or group of 20% or more of the Company's Common Stock. Once the Rights become exercisable, Rights held by an Acquiring Party or any affiliate or associate of an Acquiring Party are null and void and thereafter cannot be exercised or exchanged by such person or group.

      At any time prior to the tenth day following an announcement that a person or group has become an Acquiring Party, the Board of Directors may redeem the rights in whole, but not in part, at a price of $.01 per Right or extend the period for redemption. Currently, the approval of a majority of the Continuing Directors is required to redeem the Rights and thereby terminate the Rights Plan. The Rights Plan defines Continuing Directors as directors who were on the Board when the Rights Plan was adopted or directors whose nominations for election to the Board were recommended or approved by a majority of such directors. Immediately upon the Board of Directors' electing to redeem the Rights, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right of the Rights holders will be to receive the redemption price.

      If, prior to the expiration of this ten-day period, the Board of Directors does not redeem the Rights or extend the period for redemption, then after the tenth day, each Right entitles the holder to purchase one one-hundredth of a share (subject to anti-dilution adjustments) of the Company's Series A Junior Participating Preferred Stock ("Junior Preferred Stock") at an exercise price of $75 (subject to anti-dilution adjustments).

      Thereafter, upon the occurrence of certain additional events, the Rights entitle holders to purchase, at a substantial discount, shares of the Junior Preferred Stock, Common Stock or other assets of the Company or, under certain circumstances, common stock of the Acquiring Party. These additional events take one of two forms: a "flip-in" event or a "flip-over" event. A "flip-in" event is: (i) the actual acquisition of 30% or more of the Company's Common Stock by an Acquiring Person; or (ii) a merger of an Acquiring Person into the Company. On either of these flip-in events, a holder of Rights (other than the Acquiring Party) may purchase units of the Junior Preferred Stock, or at the Board's option additional shares of Common Stock, at a 50% discount from the prevailing market price. The Rights, however, cannot be exercised at the discounted price if the Board has retained the right to redeem them. A "flip-over" event is a proposed merger in which the Company would cease to exist, or a transaction (or series of transactions) in which 50% or more of the Company's assets or earning power would be conveyed to third parties. In these cases, the right to purchase additional shares "flips over" and becomes a right of the holder (other than the Acquiring Party) to purchase shares of the Acquiring Party. Again, the Rights cannot be exercised at the discounted price if the Board has retained the power to redeem the Rights.

      At any time after someone has become an Acquiring Party, the Company may exchange all or a part of the then outstanding Rights (other than those of an Acquiring Party) for shares of the Company's Common Stock at an exchange ratio of 1.5 shares per Right (subject to anti-dilution adjustments). Immediately upon the Board of Directors' authorizing an exchange of Common Stock for the Rights, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right of the Rights holders will be to receive the shares of Common Stock in accordance with the exchange ratio.

      The Rights will expire on January 21, 2003, if not earlier redeemed or exchanged. The Rights have no voting or dividend privileges. Exercise or exchange of the Rights will cause substantial dilution to a person or group attempting to acquire control of the Company without the approval of the Board of Directors.



Your Company's Response
-----------------------

      For the reasons set forth below, the Board of Directors believes that adoption of the Bylaw amendment relating to the Rights Plan proposed by Yogen Fruz would not be in the best interests of the Company or its shareholders, and would, in fact, expose shareholders to coercive tender offers and undervalued takeover bids without adequate protection.

      The Board of Directors adopted the Rights Plan in 1993 to ensure that in the event of a hostile bid for control of the Company, all shareholders would be treated equally and fairly and receive full value for their shares. By its terms, the Rights Plan causes a significant dilution of the shareholdings of any potential acquiror who the Board of Directors concludes, in the exercise of its fiduciary duties, is not offering an adequate price for the Common Stock of all shareholders.

      In adopting a Rights Plan, the Company joined approximately 2,400 other public companies that have adopted similar plans. The Board did not adopt the Rights Plan in response to, or in anticipation of, any specific takeover threat, nor to deter takeover bids generally. Rather, the objectives of the Rights Plan are to give adequate time for shareholders to evaluate a bid without undue pressure, for the Board of Directors to consider and explore value-enhancing alternatives and to allow competing bids to emerge. The issuance of the Rights themselves had no dilutive effect, did not affect reported earnings per share, was not taxable to the Company or its shareholders, and did not change the way in which the Company's shares are presently traded.

      The Company believes that the current Board is in the best position to evaluate and negotiate on behalf of all shareholders any potential offer, and to develop alternatives to maximize shareholder value. The Rights Plan is designed to encourage prospective acquirors to negotiate directly with the Board of Directors, and in the Board's view, the Rights Plan provides the Board necessary flexibility in such negotiations. The Rights Plan protects shareholders against abusive takeover tactics that do not treat all shareholders fairly and equally, such as partial and two-tiered tender offers and creeping stock accumulation programs. The Rights Plan does not prevent bidders from making offers to acquire the Company at a price and on terms that the Board determines are in the best interests of all shareholders. In its fiduciary role, the Board of Directors carefully considered the adoption of the Rights Plan and determined it to be the best available means of protecting the full value of the investment of the Company's shareholders, while not preventing a fair acquisition offer for the Company. The Board of Directors recently re-examined the Rights Plan and determined that the Plan continues to be in the best interests of the Company and all of its shareholders.

      In addition, the terms of the Rights Plan already permit the Board to redeem the Rights to facilitate an acquisition that it determines, in the exercise of its fiduciary duty, adequately reflects the value of the Company and is in the best interests of all the shareholders. In fact, a number of target companies with similar rights plans in place have redeemed rights after their directors were satisfied that an offer, as negotiated by them, was in the best interests of the targets' shareholders.

      Finally, the Board of Directors opposes this Yogen Fruz Proposal because it believes that Yogen Fruz's motivation in submitting this Proposal is not to benefit the Company's shareholders generally but rather to enable a change of control to be followed by an immediate sale in circumstances that may not necessarily be in the best interests of the Company and all of its shareholders.

      For all of the above reasons, the Board of Directors unanimously believes that this proposal is not in the best interests of the Company and its shareholders.


Vote Required and Board Recommendation
--------------------------------------

      The affirmative vote of the majority of the votes cast will be required under Virginia law to approve the above-described Yogen Fruz Proposal. Abstentions and broker non-votes (shares held by brokers for customers which may not be voted on certain matters because the broker has not received specific instructions from the customer) will be counted for purposes of determining the presence or absence of a quorum to transact business at the Annual Meeting, but will not be counted as "cast" for purposes of determining whether the proposal has been approved and, therefore, will have no effect with regard to the proposal.

      The Board of Directors of your Company unanimously recommends that shareholders vote AGAINST this Yogen Fruz Proposal (Proposal Three).




     PROPOSAL FOUR: Yogen Fruz Proposal Relating to Ability of Shareholders
                           to Call a Special Meeting

-------------------------------------------------------------------------------
                    Your Board Recommends a Vote AGAINST this
                                    Proposal
-------------------------------------------------------------------------------

Summary of Yogen Fruz Proposal
------------------------------

      Yogen Fruz may also propose a resolution to amend Article II, Section 3 of the Company's Bylaws to allow persons holding at least 15% of the capital stock of the Company to call a special meeting of shareholders. Currently, only the Chairman of the Board, the President or the Board of Directors may call a special meeting of shareholders.

Your Company's Response
-----------------------

      For the reasons set forth below, the Board of Directors believes that adoption of this Bylaw amendment would not be in the best interests of the Company and its shareholders.

      Allowing only the Board to call a special shareholders meeting makes it more difficult for a dissident group of shareholders or a raider to force consideration of a shareholder proposal at a special meeting rather than at the next annual meeting of shareholders. Special meetings of shareholders require considerable management time and expense, can become very disruptive to the normal operations of the Company and may not provide the Board adequate time to consider the proposal. The current Bylaws do not prevent shareholders from proposing resolutions. Rather, shareholders have always been able to make such proposals and to vote to change the direction of the Company at the annual meeting of shareholders.

      Voting down this proposed Bylaw amendment will have the continued effect of reducing the risk of the unfair seizure of control of the Company by a holder of a substantial block of the Company's stock. At the same time, if the shareholders defeat this Yogen Fruz Proposal, the Board, if confronted by a surprise proposal from a third party that has acquired a substantial portion of the Company's stock, will have sufficient time to review the proposal, explore alternatives thereto and, if deemed appropriate, seek a higher price for the shareholders.

      As discussed above, the purpose of the current Bylaw provision is to make it more difficult for a shareholder to call a special meeting of shareholders that, in the context of an unsolicited acquisition attempt, might prevent the Company from pursuing other alternatives or undermine the Board's bargaining power. Opposing this Bylaw amendment would not preclude any shareholder from proposing business, or nominating candidates for election as directors, at any annual meeting of shareholders.


      For all of the above reasons, the Board of Directors unanimously believes that this proposal is not in the best interests of the Company and its shareholders.

Vote Required and Board Recommendation
--------------------------------------

      The affirmative vote of the majority of the votes cast will be required under Virginia law to approve the above-described Yogen Fruz Proposal. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum to transact business at the Annual Meeting, but will not be counted for purposes of determining whether the proposal has been approved and, therefore, will have no effect with respect to the proposal.

      The Board of Directors of your Company unanimously recommends that shareholders vote AGAINST this Yogen Fruz Proposal (Proposal Four).


Cost and Method of Solicitation
-------------------------------

      The Company will bear the expenses related to the solicitation of shareholders. Total expenses related to the solicitation, in excess of those normally spent for an annual meeting, are expected to aggregate approximately $100,000, of which approximately $50,000 has been spent to date. In addition to soliciting proxies by mail, supplementary solicitations may also be made by mail or telephone, telegraph or personal interview by directors, officers and other employees of the Company, none of whom shall receive additional compensation for their services.

      Under applicable regulations of the SEC, each member of the Board of Directors, certain executive officers of the Company and certain other corporate officers of the Company may be deemed to be "participants" in the Company's solicitation of proxies. The principal occupation and business address of each person who may be deemed a participant are set forth in Appendix A hereto. Information about the present ownership by the directors and named executive officers of the Company of the Company's securities is provided in this Proxy Statement and the present ownership of the Company's securities by other "participants" is listed in Appendix A.

      It is also contemplated that additional solicitation will be made by personal interview, telephone, telecopy and telegraph under the direction of the proxy solicitation firm of Corporate Investor Communications, Inc. ("CIC"), 111 Commerce Road, Carlstadt, New Jersey 07072. The cost of solicitation of proxies, including a fee of $45,000 plus certain expenses for CIC's services, will be borne by the Company. The Company also has agreed to indemnify CIC against certain liabilities and expenses. Finally, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of the Company's Common Stock.


Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------

      Based on a review of reports of changes in beneficial ownership of the Company's Common Stock and written representations furnished to the Company, the Company believes that its officers and directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 during 1998.


Shareholder Proposals for 2000 Annual Meeting
---------------------------------------------

      The 2000 Annual Meeting of Shareholders is expected to be held on May 3, 2000. Under applicable law, the Board of Directors need not include an otherwise appropriate shareholder proposal in its Proxy Statement or form of proxy for that meeting unless the proposal is received by the Secretary of the Company at the Company's principal place of business on or before November 26, 1999. In addition, the Company's Bylaws prescribe certain procedures which must be followed, including certain advance notice requirements, in order for a proposal to be properly brought before a shareholder meeting; such a shareholder notice of intent to bring a proposal before an annual meeting of shareholders must be delivered to the Company generally not later than 30 days prior to the anniversary date of the notice sent by the Company in connection with the previous year's annual meeting. Any shareholder desiring a copy of the Bylaws will be furnished one without charge upon written request to the Secretary.

Other Matters
-------------

      As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matter properly comes before the Annual Meeting, the persons named in the enclosed proxy card intend to vote such proxy, to the extent entitled, in accordance with their best judgment.


                               By  Order of the Board of Directors,

                                 /s/Thomas M. Mishoe, Jr.

                               Thomas M. Mishoe, Jr.
                               Chief Financial Officer, Vice President,
                                   Treasurer and Corporate Secretary


--------------------------------------------------------------------------------

                                   IMPORTANT

          YOUR VOTE IS IMPORTANT! No matter how many or how few shares of Eskimo Pie Corporation you own, please vote FOR the Board's nominees and AGAINST the Yogen Fruz Proposals by signing, dating and mailing the enclosed WHITE PROXY CARD.

          If you have already returned a proxy card sent to you by Yogen Fruz, you have every right to change your vote by signing and returning the enclosed WHITE PROXY CARD. Only your latest dated, properly executed card will count.

          If you own your shares in the name of a brokerage firm, your broker cannot vote such Shares unless he receives your specific instructions. Please sign, date and return the enclosed WHITE PROXY CARD in the postage-paid envelope that has been provided.

          If you have any questions as to how to vote your shares, please call our proxy solicitor:

                     Corporate Investor Communications, Inc.
                                111 Commerce Drive
                               Carlstadt, NJ 07072
                            Toll free: (877) 460-4351

------------------------------------------------------------------------------

                                                                    APPENDIX A


      Information Concerning the Directors and Certain Officers of the Company Who May Solicit Proxies

      The following table sets forth the name, principal business address and the present office or other principal occupation or employment, and the name, principal business and the address of any corporation or other organization in which such employment is carried on, of the directors and certain officers of the Company (the "participants") who may also solicit proxies from shareholders of the Company. Unless otherwise indicated, the principal occupation refers to such person's position with the Company and the business address is Eskimo Pie Corporation, 901 Moorefield Park Drive, Richmond, Virginia 23236.

DIRECTORS

      The principal occupations of the Company's directors who are deemed participants in the solicitation are set forth on page 5 of this Proxy Statement. The principal business address of Messrs. Dreyfuss and Kewer is that of the Company. The name, business and address of the other director-participants' organization of employment are as follows:




      Name                                                       Principal Business Address
      ----                                                       --------------------------

      Wilson H. Flohr, Jr.
        Retired, Executive Vice President and General Manager
        Paramount's Kings Dominion

      F.Claiborne Johnston, Jr.
        Attoney-at-Law, Partner                                  1111 East Main Street
        Mays & Valentine, L.L.P.                                 Richmond, Virginia  23219

      Daniel J. Ludeman
        Chairman and Chief Executive Officer                     901 East Byrd Street
        Mentor Investment Group, L.L.C.                          Richmond, Virginia 23219

      Judith B. McBee
        Senior Vice President, Marketing                         4421 Waterfront Drive
        Hamilton Beach/Proctor-Silex, Inc.                       Glen Allen, Virginia  23060

      Robert C. Sledd
        Chairman of the Board and Chief Executive Officer        6800 Paragon Place,
        Performance Food Group Company                           Suite 500
                                                                 Richmond, Virginia  23230



EXECUTIVE OFFICERS AND CERTAIN CORPORATE OFFICERS


      Name
      ----

      Thomas M. Mishoe, Jr.                                      William T. Berry, Jr.
        Chief Financial Officer, Vice President,                   Assistant Vice President, Controller
        Treasurer and Corporate Secretary



INFORMATION REGARDING OWNERSHIP OF THE COMPANY'S SECURITIES BY PARTICIPANTS

      Except as set forth in the Proxy Statement, none of the participants owns any of the Company's securities of record but not beneficially. The number of shares of Common Stock held by directors and the named executive officers is set forth on page 3 of this Proxy Statement. The number of shares of Common Stock held by the other participants as of June 30, 1999 is set forth below. The information includes shares that may be acquired by the exercise of stock options within 60 days of June 30, 1999:


      Name                                     Number of Shares Held
      ----                                     ---------------------

      William T. Berry, Jr.                         4,157 (1)

(1) - Includes 500 shares held by Mr. Berry's wife.

INFORMATION REGARDING TRANSACTIONS IN THE COMPANY'S SECURITIES BY PARTICIPANTS

      The following table sets forth purchases and sales of the Company's securities by the participants during the past two years. Unless otherwise indicated, all transactions were in the public market.

                                                   Number of Shares of
                                                   -------------------
      Name                        Date      Common Stock Purchased (or Sold)
      ----                        ----      --------------------------------

      DIRECTORS
      ---------

      Arnold H. Dreyfuss         3/06/98                 7,500 (1)
                                 6/30/99                   366 (2)

      David B. Kewer             3/06/98                 3,334 (1)
                                 1/07/99                 5,000 (1)
                                 6/30/99                 3,454 (2)
                                 6/30/99                 3,186 (3)

      Wilson H. Flohr, Jr.       5/07/98                   200 (1)
                                 5/07/98                   200 (4)
                                 1/01/99                 1,143 (5)

      F. Claiborne Johnston, Jr. 5/07/98                   200 (1)
                                 5/07/98                   200 (4)

      Daniel J. Ludeman          3/19/98                 5,000 (6)
                                 5/07/98                   200 (1)
                                 5/07/98                   200 (4)
                                 1/01/99                 1,122 (5)

      Judith B. McBee            5/07/98                   200 (1)
                                 5/07/98                   200 (4)
                                 1/01/99                 1,143 (5)

      Robert C. Sledd            4/08/98                   225 (6)
                                 5/07/98                   200 (1)
                                 5/07/98                   200 (4)
                                 1/01/99                   791 (5)


      EXECUTIVE OFFICERS AND CERTAIN CORPORATE OFFICERS

      Thomas M. Mishoe, Jr.      3/06/98                 1,500 (1)
                                 1/07/99                 2,000 (1)
                                 6/30/99                   256 (2)
                                 6/30/99                 3,083 (3)

      William T. Berry, Jr.      3/06/98                   667 (1)
                                 1/07/99                 1,334 (1)
                                 6/30/99                   456 (3)



(1)The aggregate number of currently exercisable stock options issued as of the grant date, as indicated.

(2)The aggregate number of shares owned, as of the date indicated, were acquired through periodic employee contributions and/or the Company's match under the Company's Employee Stock Purchase Plan.

(3)The aggregate number of shares owned, as of the date indicated, were acquired through periodic employee contributions and/or the Company's match under the Company's 401(k) Savings Plan.

(4)Automatic award of restricted stock made to non-employee directors under the 1996 Incentive Stock Plan.

(5)Shares issued to non-employee directors in lieu of 1998 cash compensation under the 1996 Incentive Stock Plan.

(6) Open market purchases.

MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

      Except as set forth in the Proxy Statement or this Appendix A, to the best of the Company's knowledge, none of the participants or, in the case of clause
(a) only, any of their associates, (a) owns of record or has direct or indirect beneficial ownership of any securities issued by the Company or any of its subsidiaries; (b) has purchased or sold any securities issued by the Company within the past two years; (c) has incurred any outstanding indebtedness to acquire or hold securities issued by the Company; or (d) has been a party to any contract, arrangement or understanding with respect to any securities of the Company during the past year.

      Except as set forth in the Proxy Statement or this Appendix A, to the best of the Company's knowledge, (a) none of the participants or any of their associates has any arrangement or understanding with respect to any future employment or any future transactions with the Company or any of its affiliates, and (b) none of the participants, executive officers of the Company, any person known to the Company to own beneficially or of record more than five percent of any class of Company voting securities, or any of their associates has entered into any transaction or series of similar transactions with the Company or any of its subsidiaries since the beginning of the Company's last fiscal year in which such person had or will have a direct or indirect material interest, and no such transactions are currently proposed. With respect to clause (a) of the preceding sentence, Mr. Berry has a severance agreement with the Company that is substantially similar to the severance agreements described under the heading "Certain Agreements" on page 9 of the Proxy Statement, with the exception that Mr. Berry's termination compensation consists of a cash payment equal to approximately the average of Mr. Berry's annual compensation for the three most recent taxable years of the Company ending prior to the change in control.

                            - FOLD AND DETACH HERE -



                             ESKIMO PIE CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned hereby appoints David B. Kewer, Thomas M. Mishoe, Jr. and
F. Claiborne Johnston, Jr., jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated below and upon any and all other matters which may properly be brought before such meeting, voting as specified on the reverse side of this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Eskimo Pie Corporation to be held on September 8, 1999, or any adjournment or postponement thereof.

PLEASE COMPLETE, SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PERSONS NAMED ABOVE AS PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                           (continued on reverse side)


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4.



         The Board of Directors Recommends a Vote FOR Proposals 1 and 2

PROPOSAL ONE:  Election  Of  Directors  to serve  until 2000  Annual  Meeting of
               Shareholders.

Nominees:   Arnold H. Dreyfuss,  Wilson H. Flohr,  Jr., F.  Claiborne  Johnston,
            Jr., David B. Kewer, Daniel J. Ludeman, Judith B. McBee and Robert
            C. Sledd

      [ ] FOR all nominees listed above      [ ] WITHHOLD AUTHORITY to vote for
      (except as written on the line to          all nominees listed above
      the right)

(INSTRUCTION: To withhold authority to vote for any individual nominee listed above, write that nominee's name on the space provided below.)


--------------------------------------------------------------------------------

PROPOSAL  TWO:  Ratification  of  the  selection  of  Ernst &  Young  LLP as the independent auditors for the Corporation and its subsidiaries for the current fiscal year.

                 [  ]  FOR         [  ]  AGAINST          [  ] ABSTAIN



       The Board of Directors Recommends a Vote AGAINST Proposals 3 and 4

PROPOSAL THREE:  Yogen Fruz Proposal Regarding the Shareholder Rights Plan.

                 [  ]  FOR         [  ]  AGAINST          [  ] ABSTAIN



PROPOSAL  FOUR:  Yogen  Fruz  Proposal  Regarding  Shareholder's Ability to Call
                 Special Meeting.

                 [  ]  FOR         [  ]  AGAINST          [  ] ABSTAIN



I plan to attend the meeting. [   ]



SIGNATURE(S) _______________________________________     DATE __________, 1999



NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If signing on behalf of a corporation, sign the full corporate name by authorized officer. The signer hereby revokes all proxies heretofore given by the signer to vote at the 1999 Annual Meeting of Shareholders of Eskimo Pie Corporation and any adjournment or postponement thereof.